Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Troika Media Group, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (2)(3)	Maximum Aggregate Offering Price (3)(4)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity(1)	Common Stock, par value $0.001 per share
	Equity(1)	Preferred Stock, par value $0.01 per share
	Equity(1)	Depositary Shares
	Debt(1)	Debt Securities
	Other(1)	Warrants
	Other(1)	Subscription Rights
	Other(1)	Purchase Contracts
	Other(1)	Units
	Unallocated Universal Shelf(1)		Rule 457(o)			$150,000,000	$110.20 per million	$16,530
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
Total Offering Amounts
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due
(1)Represents securities that may be offered and sold from time to time in one or more offerings by Troika Media Group, Inc. (the “Registrant”).
(2)The securities registered hereunder include an indeterminate number of (i) shares of common stock, (ii) shares of preferred stock, (iii) depositary shares, (iv) debt securities, (v) warrants, (vi) subscription rights; (vii) purchase contracts, and (viii) units, which together shall have an aggregate initial offering price not to exceed $150,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance.
(3)The proposed maximum offering price per security and proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(4)Estimated solely for the purpose of calculating the registration fee.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing \Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—						—
Rule 457(p)
Fee Offset Claims	—	—	—	—		—	—	—	—	—
Fee Offset Sources	—	—	—		—						—
Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate \Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
—	—	—	—	—	—	—